Exhibit 10.31

Execution Version

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

ABBVIE INC.

AND

EIGER BIOPHARMACEUTICALS, INC.

NOVEMBER 20, 2020

Page

Table

ARTICLE 1	DEFINITIONS	1
1.1	Certain Definitions	1
ARTICLE 2	PURCHASE AND SALE; CLOSING	5
2.1	Purchase and Sale of Purchased Assets.	5
2.2	Purchase Price	6
2.3	Closing	6
2.4	Title Passage; Delivery of Purchased Assets.	6
2.5	Closing Deliveries by Seller	6
2.6	Closing Deliveries by Buyer	7
2.7	Withholding	7
2.8	Transfer Taxes	8
2.9	Broker Fees	8
ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF SELLER	8
3.1	Organization, Standing and Power	8
3.2	Due Authority	9
3.3	No Contravention	9
3.4	No Consents	9
3.5	Title to Purchased Assets	10
3.6	Contracts	10
3.7	Compliance with Legal Requirements	10
3.8	Regulatory Compliance	10
3.9	Legal Proceedings	11
3.10	Governmental Authorizations	11
3.11	Revocation; Use of Purchased Assets	11
3.12	Marketed Product	11
3.13	Brokers	11
3.14	Solvency	12
3.15	No Other Representations	12
ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF BUYER	12
4.1	Organization, Standing and Power	12
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(continued)

Page

4.2	Authority	12
4.3	No Contravention	12
4.4	No Consents	12
4.5	Brokers	13
4.6	Non-Reliance	13
ARTICLE 5	COVENANTS	13
5.1	Efforts	13
5.2	No Solicitation.	13
5.3	Antitrust Notification.	14
5.4	Expenses	15
5.5	Further Assurances	15
5.6	Public Announcements	15
5.7	Use of Name	15
5.8	Compliance with Legal Requirements	16
5.9	Marketing	16
5.10	Other Covenants	16
ARTICLE 6	CONDITIONS PRECEDENT TO CLOSING	17
6.1	Conditions Precedent to Seller’s Obligation	17
6.2	Conditions Precedent to Buyer’s Obligation	17
ARTICLE 7	TERMINATION	18
7.1	Termination	18
7.2	Effect of Termination	19
ARTICLE 8	INDEMNIFICATION	19
8.1	Indemnification.	19
8.2	Notice of Loss; Third Party Claims.	20
8.3	Survival	21
8.4	Additional Indemnification Matters	22
8.5	Adjustments	22
8.6	Limits on Indemnification	22
8.7	Exclusivity	22
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(continued)

Page

ARTICLE 9	GENERAL PROVISIONS	22
9.1	Notice Requirements	22
9.2	Construction	23
9.3	References	24
9.4	Entire Agreement; Amendments	24
9.5	Assignment	24
9.6	Severability	24
9.7	Governing Law	25
9.8	Submission to Jurisdiction.	25
9.9	WAIVER OF JURY TRIAL	25
9.10	Waiver and Non-Exclusion of Remedies.	26
9.11	No Benefit to Third Parties	26
9.12	Counterparts; Facsimile Execution	26

-iii-

List of Exhibits
Exhibit A	Approval Letter
Exhibit B	Lender Consent
Exhibit C	PRF Consent
Exhibit 2.4(b)	Form of Seller Cover Letter
Exhibit 2.5(a)	Form of Bill of Sale
Exhibit 2.5(b)	Form of Seller PRV Transfer Letter
Exhibit 2.5(c)	Form of Seller Closing Certificate
Exhibit 2.5(d)	Form of Seller Secretary’s Certificate
Exhibit 2.6(c)	Form of Buyer PRV Transfer Letter
Exhibit 2.6(d)	Form of Buyer Closing Certificate
Exhibit 5.6	Form of Public Announcement

iv

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 20, 2020 (the “Effective Date”), by and between ABBVIE INC., a corporation organized under the laws of Delaware (“Buyer”), and EIGER BIOPHARMACEUTICALS, INC., a corporation organized under the laws of Delaware (“Seller”). Buyer and Seller may hereinafter be referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller and Buyer each (a) desire that Buyer purchase from Seller, and Seller sell, transfer and assign to Buyer, the Purchased Assets (as defined below), all on the terms set forth herein (such transaction, the “Asset Purchase”) and (b) in furtherance thereof, have adopted and approved this Agreement and, upon the terms and subject to the conditions set forth in this Agreement, have adopted and approved the Asset Purchase as contemplated by this Agreement in accordance with all applicable Legal Requirements (as defined below).

WHEREAS, Seller and Buyer desire to make certain representations, warranties, covenants and other agreements as set forth herein in connection with the Asset Purchase contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and their mutual undertakings hereinafter set forth, and intending to be legally bound, the Parties agree as follows:

Article 1
DEFINITIONS

1.1Certain Definitions. As used in this Agreement, the following capitalized terms shall have the meanings indicated below:

(a)“Action” means any claim, audit, examination, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), assessment, arbitration, mediation, investigation, hearing, charge, complaint, demand, notice or proceeding.

(b)“Adverse Claim” means (a) a claim asserted by any Third Party that Seller does not have the right to sell and transfer the Priority Review Voucher to Buyer, (b) a Judgment of a Governmental Entity that prohibits Buyer from using the Priority Review Voucher, or (c) a Judgment involving a Third Party that would prevent Buyer from using the Priority Review Voucher.

(c)“Affiliate” means any Person which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, a Party to this Agreement, for so long as such control exists, whether such Person is or becomes an Affiliate on or after the Effective Date. A Person shall be deemed to “control” another Person if it: (i) owns, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding capital stock, voting securities or other ownership interest (or such lesser percentage which is the

1

maximum allowed to be owned by such Person in a particular jurisdiction) of such other Person (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity); or (ii) has the power, whether pursuant to Contract, ownership of securities or otherwise, to direct the management and policies of such other Person.

(d)“Alternative Transaction” means, other than the transactions contemplated by this Agreement, any proposal or offer from any Person or group of Persons (other than Buyer or its Affiliates or their respective Representatives) for any acquisition by, or transfer, license or other grant of rights to, such Person or group of Persons of any right, title or interest in or to the Purchased Assets; provided, that “Alternative Transaction” shall not include any acquisition of substantially all of Seller’s assets (whether through a stock purchase, merger, sale of all or substantially all assets or otherwise) so long as such acquisition provides that this Agreement continues to be binding, enforceable and in full force and effect on the same terms in effect as of the Effective Date.

(e)“Approval Letter” means the letter, dated November 20, 2020, from the FDA to Seller, issuing the FDA Approval and granting the Priority Review Voucher, attached hereto as Exhibit A.

(f)“Asset Purchase” has the meaning set forth in the Recitals.

(g)“Business Day” means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in New York, New York, United States.

(h)“Consent” means any and all filings, authorizations, consents, approvals, notices, permits, orders, registrations or declarations.

(i)“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

(j)“DOJ” means the United States Department of Justice.

(k)“Encumbrance” means any lien, pledge, charge, mortgage, owner’s mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, right of negotiation or refusal, leasehold interest, security interest, encumbrance, adverse claim, interference, or other restriction on transfer, ownership or use.

(l)“FDA” means the U.S. Food and Drug Administration.

(m)“FDA Approval” means commercial marketing authorization issued by FDA to the Seller relating to NDA 213969 for lonafarnib in accordance with Section 505(b)(1) of the FFDCA on November 20, 2020.

(n)“FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

(o)“FTC” means the United States Federal Trade Commission.

(p)“Fundamental Representations” means the representations and warranties contained in Section 3.1 (Organization; Standing and Power), Section 3.2 (Due Authority), Section

3.3(b)(i) (No Contravention), Section 3.5 (Title to Purchased Assets), Section 3.8 (Regulatory Compliance), Section 3.11 (Revocation; Use of Purchased Assets), Section 3.12 (Marketed Product), Section 3.13 (Brokers) and Section 3.14 (Solvency).

(q)“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental, private body or arbitral body exercising any executive, legislative, judicial, quasi-judicial, regulatory, taxing, importing, administrative or other governmental or quasi-governmental authority.

(r)“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

(s)“Indemnified Party” means any of the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable.

(t)“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article 8.

(u)“Judgment” means any orders, writs, injunctions, awards, judgments, settlements, stipulations, determinations and decrees entered by or with any Governmental Entity.

(v)“Knowledge” means, with respect to Seller, the actual knowledge of the facts and information of any director or officer of Seller, after performing a reasonable inquiry with respect to such facts and information.

(w)“Law” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(x)“Legal Requirement” means any Law, or any Judgment, or any license, franchise, authorization of any Governmental Entity or similar right granted under any of the forgoing, or any similar provision having the force or effect of Law applicable to a Party or to any of its assets, properties or businesses. Legal Requirements shall include, with respect to Seller or its Affiliates, any requirements, conditions or obligations relating to the Priority Review Voucher set forth in the FFDCA or the Approval Letter or in any other correspondence received by Seller or its Affiliates from the FDA regarding the Priority Review Voucher.

(y)“Lender Consent” means that certain Consent Agreement between Seller and Oxford Finance, LLC, attached hereto as Exhibit B.

(z)“Liabilities” means all debts, liabilities and obligations, whether presently in existence or arising hereafter, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any Law, action or governmental order and those arising under any Contract.

(aa)“Losses” means all losses, Liabilities, damages, claims, causes of action, judgments, awards, suits, Taxes, fines, penalties, costs or expenses (including reasonable attorneys’ and experts’ fees and expenses).

(bb)“Market” or “Marketing” means to market a drug within the meaning of Section 529(e)(1) of the FFDCA.

(cc)“Mutual Confidential Disclosure Agreement” means that certain bilateral confidential disclosure agreement by and between the Parties, dated August 21, 2020.

(dd)“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity.

(ee)“PRF Agreement” means that certain Collaboration and Supply Agreement, by and between Seller and The Progeria Research Foundation, Inc. dated May 15, 2018, as amended from time to time.

(ff)“PRF Consent” means that certain Consent Agreement between Seller and The Progeria Research Foundation, Inc., attached hereto as Exhibit C.

(gg)“Priority Review” means a priority review of and action upon a human drug application, which is submitted under Section 505(b)(1) or 505(b)(2) of the FFDCA or under Section 351 of the Public Health Service Act, by the FDA not later than six (6) months after the filing of such application by the FDA, as defined in the FFDCA.

(hh)“Priority Review Voucher” means the priority review voucher issued by the Secretary of the Department of Health and Human Services pursuant to section 529(b)(1) of the FFDCA to Seller as evidenced by the Approval Letter, and assigned tracking number PRV NDA 213969.

(ii)“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

(jj)“Purchased Assets” means (i) the Priority Review Voucher and (ii) any and all rights, benefits and entitlements with respect thereto afforded to the holder of the Priority Review Voucher.

(kk)“Rare Pediatric Disease” means rare pediatric disease as defined in Section 529(a)(3) of the FFDCA.

(ll)“Regulatory Change” means any (i) changed or additional Legal Requirement, amendment, supplement or interpretation to any then-existing Legal Requirement, or (ii) additional, amended or supplemented term or condition that is not set forth in the Approval Letter imposed on the Priority Review Voucher or a party seeking to use or transfer the Priority Review Voucher, that in either case of (i) or (ii) has been enacted, adopted, approved, or imposed by a Governmental Entity with appropriate jurisdiction over the matter between the Effective Date and the Closing Date and materially adversely impacts or limits the manner in which Buyer may use, receive, hold, transfer or otherwise exploit the Priority Review Voucher.

(mm)“Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

(nn)“Tax” or “Taxes” means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, value added tax, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, municipal tax, municipal surcharge premium, property, environmental or windfall profit tax, social security contribution or other tax of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount in the nature of a tax imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign), whether disputed or not and including (i) the tax liability of any other Person imposed pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of other tax Law, and (ii) the obligation to indemnify or assume or otherwise succeed to the tax liability of any other Person, by contract or pursuant to any Law.

(oo)“Third Party” means any Person other than a Party and such Party’s Affiliates.

(pp)Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 1.1 shall have the meanings assigned to such terms in this Agreement.

Article 2
PURCHASE AND SALE; CLOSING

2.1Purchase and Sale of Purchased Assets.

(a)Upon the terms and subject to the conditions of this Agreement, at and as of the Closing (as defined in Section 2.3), Buyer shall purchase from Seller and Seller shall sell, transfer, convey, assign and deliver to Buyer all of Seller’s right, title and interest in and to the Purchased Assets free and clear of all Encumbrances. Seller shall perform all actions necessary to facilitate the transfer of the Purchased Assets to Buyer.

(b)Buyer shall not assume, nor shall it be liable for, or otherwise be obligated to pay, perform or discharge, any Liabilities of Seller or its Affiliates, including any Liabilities arising from or related to Seller’s ownership prior to the Closing of any rights with respect to the Purchased Assets (such Liabilities, the “Excluded Liabilities”). Seller shall be solely responsible for all such Excluded Liabilities.

2.2Purchase Price. The total consideration to be paid by Buyer for all of the Purchased Assets shall be NINETY FIVE MILLION U.S. DOLLARS (U.S. $95,000,000) (the “Purchase Price”). Buyer shall pay the Purchase Price to Seller on the Closing Date in United States dollars by wire transfer of immediately available funds to a bank account of Seller in accordance with the wire instructions provided by the Seller to the Buyer at least fourteen (14) Business Days prior to the Closing Date.

2.3Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place remotely via the exchange of documents and signatures, at 10:00 a.m. Eastern time on the third (3rd) Business Day following the date on which all of the conditions precedent set forth in Article 6 have been satisfied or waived (other than conditions to be satisfied only by the delivery of certificates or other documents at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other time and place as the Parties may mutually agree in writing. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

2.4Title Passage; Delivery of Purchased Assets.

(a)Title Passage. Upon the Closing, all of the right, title and interest in and to the Purchased Assets shall pass to Buyer free and clear of all Encumbrances.

(b)Method of Delivery of Assets. On a date mutually agreed upon by the Parties, but in no event later than five (5) Business Days following the Closing Date, Seller will submit to FDA the separate notifications referred to in Section 2.5(b) and Section 2.6(c), respectively, as a submission to NDA 213969 through FDA’s Electronic Submissions Gateway under the cover letter substantially in the form attached as Exhibit 2.4(b), and Buyer will submit to FDA a paper copy of such separate notifications and cover letter. Seller shall provide to Buyer confirmation from FDA of successful electronic submission and a complete copy of such submission. Notwithstanding anything to the contrary set forth herein, the Parties acknowledge and agree that Seller is not making any representation or warranty regarding, and shall not be liable to Buyer or any other Buyer Indemnified Party hereunder with respect to, the adequacy of the requirements set forth in this Section 2.4(b) to comply with Legal Requirements applicable to the transfer of the Priority Review Voucher as contemplated by this Agreement; provided, however, that the foregoing shall not limit the obligations of the Seller pursuant to Section 5.5.

(c)Filings; Notifications. Buyer and Seller agree to cooperate and assist each other with respect to all filings or notifications to FDA related to the transfer and assignment of the Purchased Assets.

2.5Closing Deliveries by Seller. At the Closing, Seller shall deliver to Buyer the following:

(a)an executed Bill of Sale substantially in the form attached hereto as Exhibit 2.5(a);

(b)a copy of the notification of the purchase and sale of the Priority Review Voucher pursuant to this Agreement to be submitted to the FDA pursuant to Section 2.4(b), which notification shall be substantially in the form of Exhibit 2.5(b) or such other form as the FDA may require as of the Closing Date;

(c)a certificate of Seller dated as of the Closing Date, in the form set forth in Exhibit 2.5(c), duly executed by Seller, certifying as to the satisfaction of the conditions set forth in Sections 6.2(a) and 6.2(b);

(d)a certificate of Seller dated as of the Closing Date, in the form set forth in Exhibit 2.5(d), duly executed by Seller, certifying as to the resolutions of the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement, the transactions contemplated hereunder and authorizing the person or persons executing this Agreement on behalf of Seller or any instrument delivered, or to be delivered, hereunder to so execute and deliver such instrument; and

(e)such other documents and instruments as may be required to be delivered by Seller by any other provision of this Agreement or as may be reasonably required to consummate the transactions contemplated by this Agreement.

2.6Closing Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller the following:

(a)payment of the Purchase Price in accordance with Section 2.2;

(b)an executed Bill of Sale substantially in the form attached hereto as Exhibit 2.5(a);

(c)a copy of the notification of the purchase and sale of the Priority Review Voucher pursuant to this Agreement to be submitted to the FDA pursuant to Section 2.4(b), which notification shall be substantially in the form of Exhibit 2.6(c) or such other form as the FDA may require as of the Closing Date;

(d)a certificate of Buyer dated as of the Closing Date, in the form set forth in Exhibit 2.6(d), duly executed by Buyer, certifying as to the satisfaction of the conditions set forth in Sections 6.1(a) and 6.1(b); and

(e)such other documents and instruments as may be required to be delivered by Buyer by any other provision of this Agreement or as may be reasonably required to consummate the transactions contemplated by this Agreement.

2.7Withholding. Any payments by Buyer to Seller shall be made without any deduction or withholding for or on account of any Taxes, levies, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Entity (collectively, “Withholding Taxes”), other than as required for taxes imposed on Seller’s net income; provided, however, that if Buyer assigns its rights under this Agreement to any Person pursuant to Section 9.5 on or prior to the Closing Date, any such payment to Seller shall be increased such that the amount received by Seller after any deduction or withholding (including such deductions and withholdings applicable to additional sums payable under this Section 2.7) is equal to the amount Seller would have received in the absence of such assignment. Where any sum due to be paid to either Party hereunder is subject to any Withholding Taxes, the Parties shall use their commercially reasonable efforts to do all such acts and things and to sign all such documents as will enable them to take advantage of any applicable double taxation agreement or treaty. If a Governmental Entity retroactively determines that a payment made by Buyer to Seller should have been subject to Withholding Taxes (or to additional Withholding Taxes) (including any penalties, interest and additions thereto), Seller shall cooperate as reasonably requested by Buyer, at Buyer’s sole cost and expense, in preparing and filing any tax returns or other filings required in respect of any Withholding Taxes. At Buyer’s reasonable request, Seller shall use commercially reasonable efforts to assist Buyer in mitigating, reducing or eliminating any such Withholding Taxes, at Buyer’s sole cost and expense. For clarity, nothing in this provision or elsewhere in this Agreement shall make Buyer liable for any taxes imposed on Seller’s net income.

2.8Transfer Taxes. Notwithstanding any other provision in this Agreement to the contrary, Buyer shall bear and pay any and all sales Taxes, value added Taxes, use Taxes, transfer Taxes, documentary charges, recording fees or similar Taxes, charges or fees (including any penalties, interest and additions thereto) that may become payable by either Party or its Affiliates in connection with the sale of the Purchased Assets to Buyer (collectively, “Transfer Taxes”). Seller shall cooperate as reasonably requested by Buyer, at Buyer’s sole cost and expense, in timely paying any Transfer Taxes to the applicable Governmental Entity and preparing and timely filing any tax returns required to be filed in respect of any Transfer Taxes. At Buyer’s reasonable request, Seller shall use commercially reasonable efforts to assist Buyer in mitigating, reducing or eliminating any such Transfer Taxes, at Buyer’s sole cost and expense. For clarity, nothing in this provision or elsewhere in this Agreement shall make Buyer liable for any taxes imposed on Seller’s net income.

2.9Broker Fees. Notwithstanding any other provision in this Agreement to the contrary, Seller shall bear and pay any and all fees and expenses that may become payable by either Party or its Affiliates in connection with any arrangement made by Seller or its Affiliates with any broker, finder or investment banker in connection with the purchase and sale of the Purchased Assets hereunder or any of the other transactions contemplated by this Agreement.

Article 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer, as of the Effective Date and the Closing Date (or in the case of representations and warranties that are made as of a specified date, as of such specified date) as follows:

3.1Organization, Standing and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Seller has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to materially adversely affect any of the Purchased Assets, Seller’s ability to consummate the transactions contemplated by this

Agreement, or Buyer’s ownership and rights with respect to any of the Purchased Assets after the Closing. Seller is not in violation of its organizational documents, as amended to date.

3.2Due Authority. Seller has all requisite corporate power and authority to execute and deliver, perform its obligations under, and consummate the transactions contemplated by, this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the Asset Purchase, have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller. This Agreement, upon due execution and delivery by the Parties, will constitute a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar Laws affecting the rights of creditors generally and (b) rules of Law governing specific performance, injunctive relief and other equitable remedies (whether considered in an action at Law or in equity).

3.3No Contravention. The execution and delivery by Seller of this Agreement does not, and the consummation of the transactions contemplated hereby, including the transfer of title to, ownership in, and possession of the Purchased Assets, will not, (a) result in the creation of any Encumbrance on the Purchased Assets or (b) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, revocation, suspension, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent (other than the Lender Consent and the PRF Consent), approval or waiver from any Person pursuant to, (i) any provision of the organizational or governing documents of Seller, in each case as amended to date, (ii) the Priority Review Voucher, the Approval Letter or any Contract to which Seller or any Affiliate of Seller is a party or bound which involves or affects in any way any of the Purchased Assets or (iii) except as may be required to comply with the HSR Act, any Legal Requirements applicable to Seller or any Affiliate of Seller or any of the Purchased Assets, except, in the case of clause (b)(ii) with respect to the Contracts referenced therein but expressly excluding the Priority Review Voucher, or in the case of clause (b)(iii), for any such conflicts, violations or other occurrences that would not, individually or in the aggregate, reasonably be expected to (A) have a material adverse effect on the ability of Seller to consummate the sale of the Purchased Assets at Closing or (B) delay, restrict, limit, preclude or otherwise negatively impact, in a material manner, the transfer to Buyer of, or ownership or use by Buyer of, the Purchased Assets.

3.4No Consents. Except for (a) any Antitrust Approvals (as defined in Section 5.3(b)) required by the HSR Act, (b) the Lender Consent, (c) the PRF Consent and (d) the letters referenced in Section 2.4(b), no Consent of a Governmental Entity or any other Person, is necessary or required in connection with the execution, delivery and performance by Seller of this Agreement, and the consummation by Seller or its Affiliates of the transactions contemplated hereby. Each of the Lender Consent and the PRF Consent has been duly executed and delivered by Seller to Buyer on the Effective Date and has been duly and validly approved and authorized by Seller and, to Seller’s Knowledge, the other parties thereto, and necessary corporation action by Seller and, to Seller’s Knowledge, the other parties thereto, and constitutes a valid and binding obligation of Seller, and to Seller’s Knowledge, the other parties thereto, enforceable against Seller and, to Seller’s Knowledge, the other parties thereto, in accordance with their respective terms.

3.5Title to Purchased Assets. Seller is the sole and exclusive owner of all right, title and interest in and to the Purchased Assets (subject, prior to the Closing, to the Encumbrances in favor of PRF pursuant to the PRF Agreement and Oxford Finance, LLC pursuant to the credit documents described in the Lender Consent, which Encumbrances will be released at or prior to Closing), owns good title to the Purchased Assets and at the Closing will transfer to Buyer good and transferable title to the Purchased Assets free and clear of any Encumbrances. Seller has performed all actions necessary to perfect its ownership of, and its ability to transfer, the Purchased Assets. Seller has the full right to sell, transfer, convey, assign and deliver the Purchased Assets to Buyer at the Closing free and clear of all Encumbrances. The right, title and interest in and to the Purchased Assets that are to be sold, transferred, conveyed, assigned and delivered by Seller to Buyer at the Closing in accordance with this Agreement collectively constitutes the entire right, title and interest in and to the Purchased Assets and immediately following the Closing, Buyer shall have all right, title and interest in and to the Purchased Assets free and clear of all Encumbrances. In addition to the foregoing, there are no Adverse Claims with respect to any of the Purchased Assets.

3.6Contracts. Except for this Agreement, the PRF Agreement, the Loan Agreement (as defined in the Lender Consent), there is no Contract to which Seller or any of its Affiliates is a party to or bound by that involves or affects (or may involve or affect) the issuance of, ownership of, transfer or licensing of, title to, or use of any of the Purchased Assets, or that otherwise assigned, transferred, licensed, conveyed or encumbered, or granted or allowed to exist any Encumbrance with respect to, any of Seller’s right, title or interest in, to or under the Purchased Assets.

3.7Compliance with Legal Requirements. Seller and its Affiliates are, and at all times have been, in compliance with all Legal Requirements that are or were applicable to the Purchased Assets. None of Seller or any of its Affiliates has received any written notice or other written communication from any Person regarding any actual or alleged violation of, or failure to comply with, any such Legal Requirement.

3.8Regulatory Compliance. Since the three (3) year period prior to the Effective Date and as it relates to the FDA Approval, the Approval Letter, the Priority Review Voucher or the activities giving rise to such FDA Approval, the Approval Letter or the Priority Review Voucher, neither Seller, any Affiliate of Seller, nor to the Knowledge of Seller, any Representative of Seller or any Affiliate of Seller, has made an untrue statement of material fact or a fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact or a fraudulent statement to the FDA or any other Governmental Entity or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Governmental Entity to invoke any similar policy, or for the FDA to withdraw, suspend or revoke the FDA Approval or Priority Review Voucher.

3.9Legal Proceedings. There is no pending, or to Seller’s Knowledge, threatened, Action involving Seller or any of its Affiliates, nor has there been an Action involving Seller or any of its Affiliates, and neither Seller nor any of its Affiliates are a party or subject to the provisions of any Judgment, (a) that involves or affects the issuance of, continued validity of, ownership of, transfer or license of, title to, or use of any of the Purchased Assets, including, but not limited to, any such Action or Judgment that seeks to prohibit or limit in any respect, or place any conditions on, the ownership or use by Buyer or its Affiliates of any of the Purchased Assets, in each case as a result of the transactions contemplated by this Agreement (b) that otherwise challenges or seeks to restrain, prohibit, prevent, enjoin, alter or delay the consummation the transactions contemplated by this Agreement, or (c) that seeks to obtain from Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement any damages or which would result in the transactions contemplated hereby being rescinded following consummation. To the Knowledge of Seller, there is no fact or circumstance that would reasonably be expected to serve as a basis for any of the foregoing Actions.

3.10Governmental Authorizations. Neither Seller nor any of its Affiliates is required to hold any license, registration, or permit issued by any Governmental Entity to own, use or transfer the Purchased Assets, other than such licenses, registrations or permits that have already been obtained.

3.11Revocation; Use of Purchased Assets. The Priority Review Voucher was awarded to Seller by the FDA in respect of Seller’s sponsorship of a Rare Pediatric Disease product application pursuant to Section 529(b)(1) of the FFDCA. The Priority Review Voucher has been duly granted and issued and has not been terminated, redeemed, transferred, suspended, cancelled or revoked and to Seller’s Knowledge there are no facts or circumstances that could reasonably be expected to (with or without notice or lapse of time, or both) result in the termination, suspension, cancellation or revocation of the Priority Review Voucher by a Governmental Entity, give rise to a right of FDA to revoke the Priority Review Voucher, result in the redemption or transfer of the Priority Review Voucher (other than pursuant to the transactions contemplated by this Agreement), or that could reasonably be expected to preclude or interfere with the sale and transfer of the Purchased Assets to Buyer or Buyer’s use of the Purchased Assets following the Closing to obtain Priority Review or any other benefits associated with the Purchased Assets. There is no term or condition imposed by the FDA on the Priority Review Voucher as of the date hereof that is not set forth in the Approval Letter. Seller has provided to Buyer true and complete copies of the Approval Letter and all other correspondence submitted or received by Seller or any of its respective Affiliates regarding the Priority Review Voucher. Neither Seller nor any of its Affiliates has notified FDA of intent to use the Priority Review Voucher.

3.12Marketed Product. Seller has initiated or will initiate, and subsequently continue, Marketing in the United States of the Rare Pediatric Disease product for which the Priority Review Voucher was awarded within the three hundred and sixty five (365) day period beginning on the date of the FDA approval of such Rare Pediatric Disease product.

3.13Brokers. No broker, finder or investment banker is entitled to any brokerage or finder’s fee in connection with the purchase and sale of the Purchased Assets hereunder or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or its Affiliates.

3.14Solvency. Seller is not entering into this Agreement with the actual intent to hinder, delay, or defraud any creditor of Seller or any Affiliate of Seller. The remaining assets of Seller after the Closing will not be unreasonably small in relation to the business in which Seller will engage after the Closing. After the Closing, Seller will not be insolvent and will have the ability to pay its debts as they become due.

3.15No Other Representations. Neither Seller nor any of its Affiliates or their respective Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, except as otherwise expressly set forth in this ARTICLE 3.

Article 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as of the Effective Date and as of the Closing Date as follows:

4.1Organization, Standing and Power. Buyer is a company duly organized, validly existing and in good standing under the laws of Delaware.

4.2Authority. Buyer has all requisite corporate power and authority to execute and deliver, perform its obligations under, and consummate the transactions contemplated by, this Agreement. The execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement have been duly and validly approved and authorized by all necessary corporation action. This Agreement has been duly executed and delivered by Buyer.

This Agreement, upon due execution and delivery by the Parties, will constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject only to the effect, if any, of (a) applicable bankruptcy and other similar Laws affecting the rights of creditors generally and (b) rules of Law governing specific performance, injunctive relief and other equitable remedies (whether considered in an action at Law or in equity).

4.3No Contravention. The execution and delivery by Buyer of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (a) any provision of the organizational or governing documents of Buyer, in each case as amended to date, (b) any Contract to which Buyer or any Affiliate of Buyer is a party or bound by or by which it or its assets or properties are bound or under which Buyer or any Affiliate of Buyer has material rights or benefits, or (c) except as may be required to comply with the HSR Act, any Legal Requirements applicable to Buyer.

4.4No Consents. Except for (a) any Antitrust Approvals (as defined in Section 5.3(b)) required by the HSR Act and (b) the letters referenced in Section 2.5(b), no Consent of any Governmental Entity or any other Person is necessary or required in connection with the execution, delivery and performance by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby.

4.5Brokers. No broker, finder or investment banker is entitled to any brokerage or finder’s fee in connection with the purchase and sale of the Purchased Assets hereunder or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or its Affiliates.

4.6Non-Reliance. Except for the representations and warranties expressly set forth in ARTICLE 3 or in any other certificate or document delivered by or on behalf of the Seller or any of its Affiliates pursuant to this Agreement, neither Seller nor any of its Affiliates or their respective Representatives makes, or has made any representation or warranty, oral or written, express or implied, relating to Seller, the Purchased Assets or otherwise in connection with the Asset Purchase, and Seller and its Affiliates and their respective Representatives expressly disclaim any liability with respect thereto. Except for the representations and warranties expressly set forth in ARTICLE 3 or in any other certificate or document delivered by or on behalf of the Seller or any of its Affiliates pursuant to this Agreement, Buyer has not relied, and is not relying, on any representation or warranty of the Seller or any of its Affiliates relating to Seller, the Purchased Assets or otherwise in connection with the Asset Purchase.

Article 5
COVENANTS

5.1Efforts. During the period from the Effective Date and continuing until the earlier of the termination of this Agreement or the Closing Date (the “Pre-Closing Period”), except as otherwise expressly contemplated by this Agreement or with such other Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, each Party shall not, and shall cause its Affiliates not to, knowingly take or permit any action that, or omit to take any action the absence of which, could reasonably be expected to prevent the satisfaction of the conditions set forth in Article 6.

5.2No Solicitation.

(a)During the Pre-Closing Period, Seller shall not, nor shall it authorize, instruct or permit any of its Affiliates or its or their Representatives to (i) solicit, initiate, facilitate or encourage any inquiries, proposals or offers with respect to, or the submission of, any Alternative Transaction by any Person (other than Buyer or its Affiliates or their respective Representatives) or any inquiry, proposal or offer that is reasonably likely to lead to an Alternative Transaction, (ii) engage, continue or participate in any discussions or negotiations regarding, or take any other action intended or reasonably expected to facilitate the making of any inquiry, proposal or offer to Seller that constitutes, or may reasonably be expected to lead to, any Alternative Transaction by any Person (other than Buyer or its Affiliates or their respective Representatives) other than to state that they are not permitted to have discussions, (iii) accept any inquiry, proposal or offer from any Person (other than Buyer) in respect of an Alternative Transaction, or (iv) resolve to propose or agree to do any of the foregoing.

(b)Upon execution of this Agreement, Seller and its Affiliates shall immediately cease and cause to be terminated any existing discussions with any Person (other than Buyer) that are in respect of an Alternative Transaction.

(c)Without limiting Section 5.2(a), it is understood that any violation of the restrictions set forth in Section 5.2(a) by any Person covered by Section 5.2(a), whether or not such Person is purporting to act on behalf of Seller, shall be deemed to be a breach of Section 5.2(a) by Seller.

5.3Antitrust Notification.

(a)Unless this Agreement shall have been validly terminated in accordance with Section 7.1, Buyer and Seller shall, within fifteen (15) Business Days after the Effective Date. file with the FTC and the DOJ the premerger notification and report form required as a result of the contemplated purchase and sale of the Purchased Assets and the other transactions contemplated hereby, and shall include any supplemental information requested in connection therewith, pursuant to the HSR Act. Any such filing, notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act. The Parties shall work together and shall furnish to one another such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. The Parties shall (i) cooperate with one another and promptly inform the other Party of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ or any other applicable Governmental Entity, (ii) comply promptly with any such reasonable inquiry or request, (iii) not participate, or permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat, and (iv) with the exception of business documents deemed highly confidential by the possessing Party (including documents submitted as attachments to the Party’s notification and report form under the HSR Act), furnish the other Party or the other Party’s outside counsel with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between a Party or its Affiliates, on the one hand, and any Governmental Entity, on the other hand, with respect to the transactions contemplated hereunder or any investigation with respect to the transactions contemplated hereunder. Buyer shall pay all filing fees for the filing under the HSR Act.

(b)From and after the date on which the filings are made pursuant to Section 5.3(a), Buyer and Seller shall use reasonable best efforts to obtain any clearance required under the HSR Act (the “Antitrust Approval”), including replying at the earliest practicable date to any requests for information received from the FTC or DOJ pursuant to the HSR Act and requesting early expiration or termination of the applicable waiting periods under the HSR Act as soon as possible. Notwithstanding the foregoing, in connection with and as a result of any Antitrust Approval granted during the Pre-Closing Period, nothing in this Agreement shall require, or be construed to require, Buyer or any of its respective Affiliates to offer or agree to (i)(A) sell, hold, separate, divest, license, discontinue, or limit any assets, businesses, equity, holdings, intellectual property, or other interests or (B) any conditions relating to, or changes or restrictions in, the operation or use of any such assets, businesses, equity holdings, intellectual property or interests (including but not limited to any requirements to enter into new contracts or modify or terminate existing contracts), including with respect to the Purchased Assets and use of the Priority Review Voucher to obtain Priority Review of a product candidate of Buyer or its Affiliates or any other benefit associated with the Purchased Assets or (ii) any modification or waiver of the terms and conditions of this Agreement (any item set forth in clauses (i) or (ii), a “Burdensome Condition”).

5.4Expenses. Whether or not the purchase and sale of the Purchased Assets and the other transactions contemplated by this Agreement are consummated, and except as otherwise set forth in this Agreement, each of the Parties shall bear its own fees and expenses incurred or owed in connection with the purchase and sale of the Purchased Assets, this Agreement and the transactions contemplated hereby.

5.5Further Assurances. During the Pre-Closing Period, and from and after the Closing, the Parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement, including without limitation any notifications or filings required to be made to the FDA in connection with the transfer of the Purchased Assets, and shall, at no expense to the other Party, (a) furnish upon request to each other such further information, (b) execute and deliver to each other such other documents, and (c) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement, including the use of the Purchased Assets to obtain Priority Review. The Parties agree that the user fees to be paid in connection with the use of the Priority Review Voucher by Buyer or any transferee of the Priority Review Voucher, and all other user fees under the FFDCA applicable to the human drug application for which the Priority Review Voucher is redeemed, shall be borne exclusively by the Buyer or any transferee of the Priority Review Voucher. In any such event, Seller shall have no liability or obligation for any such fees.

5.6Public Announcements. Forthwith upon execution of this Agreement, Seller will issue the public announcement set forth in Exhibit 5.6. Except as may be required by applicable Law or as may be required to comply with the requirements of any applicable stock exchange or any Governmental Entity, including the U.S. Securities and Exchange Commission, neither Party shall (i) other than the public announcement contemplated by the first sentence of this Section 5.6, disclose the existence or terms of this Agreement (other than disclosures to Representatives on a need-to-know basis and who are bound by confidentiality terms substantially no less stringent than the terms of the Mutual Confidential Disclosure Agreement) or (ii) issue any press release, publication, or other public announcement relating to this Agreement, the performance of this Agreement, or that otherwise identifies the other Party as a party to this Agreement. To the extent practicable, the disclosing Party shall give at least three (3) Business Days’ advance notice of any legally required disclosure to the non-disclosing Party, and the non-disclosing Party may provide any comments on the proposed legally required disclosure during the foregoing time period; provided, that such disclosing Party shall be under no obligation to accept any such comments provided by the non-disclosing Party.

5.7Use of Name. Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo, or trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 5.7 shall not prohibit either Party from making any disclosure identifying the other Party that, in the opinion of the disclosing Party’s counsel, is required by applicable Law or the rules of a stock exchange on which the securities of the  disclosing Party are listed; provided, that such disclosing Party shall submit the proposed disclosure identifying the other Party in writing to the other Party as far in advance as reasonably practicable (and in no event less than two (2) Business Days prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon.

5.8Compliance with Legal Requirements. Seller shall, and shall cause its Affiliates and each of their respective successors in interest and assigns to the Rare Pediatric Disease product for which the Priority Review Voucher was awarded, to materially comply with all Legal Requirements applicable to such Persons (as the sponsor of such Rare Pediatric Disease product and, through the Closing, as the owner of the Priority Review Voucher), in any case relating to the Priority Review Voucher, including, but not limited to, any Legal Requirements applicable to such Persons that would impact the validity, maintenance, use or transfer of the Priority Review Voucher. Seller shall promptly forward to Buyer any written communications or notices it or its Affiliates receive from any Governmental Entity to the extent relating to or otherwise materially impacting the Priority Review Voucher; provided that Seller may redact any portion of such written communications or other notices that is not relevant to the Priority Review Voucher. Without limiting the generality of the foregoing, to the extent required, now or in the future, under applicable Legal Requirements or otherwise by the FDA for the use or transfer of the Priority Review Voucher, or to avoid revocation of the Priority Review Voucher, Seller shall, and shall cause its Affiliates and each of their respective successors in interest and assigns to the Rare Pediatric Disease product for which the Priority Review Voucher was awarded, to submit a post-approval production report to the FDA not later than five (5) years after the approval of such Rare Pediatric Disease product in accordance with section 529(e)(2) of the FFDCA.

5.9Marketing. Seller shall, and shall cause its Affiliates and each of their respective successors in interest and assigns (if any) to, within the 365-day period beginning on the date of FDA approval of the Rare Pediatric Disease product for which the Priority Review Voucher was awarded, Market in the United States such Rare Pediatric Disease product to the extent and in a manner required under applicable Legal Requirements or otherwise by FDA to preclude FDA from exercising its authority to revoke the Priority Review Voucher pursuant to Section 529(e)(1) of the FFDCA.

5.10Other Covenants. During the Pre-Closing Period, (i) Seller shall, and shall cause each of its Affiliates to, provide Buyer with prompt written notice of the occurrence of any Regulatory Change and maintain the Priority Review Voucher in full force and effect, (ii) Seller shall not, and shall cause each of its Affiliates not to, (A) enter into any Contract with respect to the Purchased Assets or (B) take or permit, or omit to take any action that would reasonably be expected to (x) prevent the satisfaction of the conditions set forth in Article 6 or (y) adversely affect any of the Purchased Assets, Seller’s or any of its Affiliates’ ability to consummate the transactions contemplated by this Agreement or Buyer’s ownership and rights with respect to any of the Purchased Assets after the Closing and (iii) Seller shall, and shall cause each of its Affiliates to, provide Buyer with prompt written notice of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or would reasonably be expected to cause any condition to the obligations of Seller to effect the Closing or the failure of Seller to comply with or satisfy in any material respect any covenant to be complied with or satisfied by Seller following the Closing pursuant to this Agreement; provided the failure by Seller to give notice of any such occurrence as required pursuant to this Section 5.10 with respect to a breach of or inaccuracy in a  representation or warranty contained herein shall not, in and of itself, render such breach or inaccuracy to become a failure to comply with a covenant. Such notices provided pursuant to this

Section 5.10 shall not be deemed to amend, modify or supplement any representation or warranty provided by Seller in this Agreement or any certificate or document delivered hereunder and shall not operate as a waiver or otherwise affect or impair any of Buyer’s rights under this Agreement (including with respect to Article 7 and Article 8).

Article 6
CONDITIONS PRECEDENT TO CLOSING

6.1Conditions Precedent to Seller’s Obligation. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)Representations and Warranties of Buyer. Each of the representations and warranties of Buyer made in Article 4 shall be true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “material adverse effect” set forth therein) in all material respects as of the Effective Date and as of the Closing Date (or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date).

(b)Compliance with Agreements and Covenants. Buyer and its Affiliates shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by Buyer or any such Affiliate on or before the Closing Date.

(c)Antitrust. Any waiting period (or extension thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired, in each case, without the imposition of a Burdensome Condition.

(d)No Injunction or Legal Restraint. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law nor shall any temporary restraining order, preliminary or permanent injunction or other order or decree have been issued or be pending by any court of competent jurisdiction that is in effect and which has the effect of, or that if in effect would have the effect of, making the transactions contemplated by this Agreement illegal or otherwise preventing, prohibiting or restraining the consummation of the transactions contemplated by this Agreement.

(e)Closing Deliveries. Buyer shall have made the deliveries contemplated under Section 2.6.

6.2Conditions Precedent to Buyer’s Obligation. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)Representations and Warranties of Seller. Each of the representations and warranties of Seller made in Article 3, other than the Fundamental Representations, shall be true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “material adverse effect” set forth therein) in all material respects as of the Effective Date and as of the Closing Date (or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date); provided, that any such failure of such representations and warranties to be true and correct shall be disregarded if it would not, individually or in the aggregate, reasonably be expected to delay, restrict, limit, preclude or otherwise negatively impact in a material manner the transfer to Buyer of, or ownership or use by Buyer of, the Purchased Assets. The Fundamental Representations shall be true and correct in all respects as of the Effective Date and as of the Closing Date (or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date).

(b)Compliance with Agreements and Covenants. Seller and its Affiliates shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by Seller or any such Affiliate on or before the Closing Date.

(c)Antitrust. Any waiting period (or extension thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired, in each case, without the imposition of a Burdensome Condition.

(d)No Injunction or Legal Restraint. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law nor shall any temporary restraining order, preliminary or permanent injunction or other order or decree have been issued or be pending by any court of competent jurisdiction that is in effect and which has the effect of, or that if in effect would have the effect of, making the transactions contemplated by this Agreement illegal or otherwise preventing, prohibiting or restraining the consummation of the transactions contemplated by this Agreement.

(e)Consents. Each of the Lender Consent and the PRF Consent has been executed and has not been terminated or rescinded at or before the Closing and otherwise remains in effect on and after the Closing.

(f)Closing Deliveries. Seller shall have made the deliveries contemplated under Section 2.5.

(g)No Regulatory Change. There shall not have occurred and remain in effect any Regulatory Change.

Article 7
TERMINATION

7.1Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to Closing:

(a)by mutual written consent of Buyer and Seller;

(b)by Buyer or Seller, if the Closing has not occurred by 11:59 p.m. Eastern time on the date that is ninety (90) days following the Effective Date (the “Outside Date”); provided, that neither Party may terminate this Agreement pursuant to this clause (b) if such Party is in breach of this Agreement;

(c)by Buyer or Seller, if (i) any Law having the effect referred to in Section 6.2(d) or Section 6.1(d), as applicable, has been enacted, issued, promulgated, enforced or entered, or (ii) any order, injunction or decree having the effect referred to in Section 6.2(d) or Section 6.1(d), as applicable, is in effect and has become final and non-appealable;

(d)by Buyer, if Buyer is not in material breach of its obligations under this Agreement and there has been a violation or breach by Seller of any of its representations, warranties, covenants or other agreements contained in this Agreement, which has prevented or would prevent the satisfaction of any condition to the obligations of Buyer at the Closing set forth in Section 6.2, and (i) such violation or breach has not been waived by Buyer, (ii) Buyer has provided written notice to Seller of such violation or breach setting forth the allegations of violation or breach in reasonable detail, and (iii) such violation or breach cannot be or has not been cured by Seller within twenty (20) Business Days after receiving written notice thereof from Buyer (provided that in no event shall such twenty (20) Business Day extend beyond the Outside Date); or

(e)by Seller, if Seller is not in material breach of its obligations under this Agreement and there has been a violation or breach by Buyer of any of its representations, warranties, covenants or other agreements contained in this Agreement, which has prevented or would prevent the satisfaction of any condition to the obligations of Seller at the Closing set forth in Section 6.1 and (i) such violation or breach has not been waived by Seller, (ii) Seller has provided written notice to Buyer of such violation or breach setting forth the allegations of violation or breach in reasonable detail, and (iii) such violation or breach cannot be or has not been cured by Buyer within twenty (20) Business Days after receiving written notice thereof from Seller (provided that in no event shall such twenty (20) Business Day extend beyond the Outside Date).

7.2Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Article 7, this Agreement shall become void and of no further force or effect and there shall be no liability on the part of Buyer or Seller, except for Losses resulting from any willful and intentional breach prior to termination of this Agreement by Buyer or Seller, as applicable, except that (i) the provisions of this Section 7.2, Sections 5.4, 5.6, 5.7, and Article 1 and Article 9 shall survive the termination of this Agreement and shall remain in full force and effect and (ii) the Mutual Confidential Disclosure Agreement shall survive termination in accordance with its terms.

Article 8
INDEMNIFICATION

8.1Indemnification.

(a)Indemnification by Seller. From and after the Closing, Seller shall indemnify, defend and hold Buyer and its Affiliates and its and their respective directors, officers, employees, shareholders, partners, members, agents, Representatives, successors and assigns (each, a “Buyer Indemnified Party”) harmless for, from and against any and all Losses, whether  or not arising from, relating to or otherwise in connection with a claim of a Third Party (each, a “Third Party Claim”), which any Buyer Indemnified Party may suffer, incur, sustain or become subject to, to the extent arising from, relating to or otherwise in connection with (i) any breach of or inaccuracy in any representations and warranties of Seller made under this Agreement or any certificate or document delivered hereunder; (ii) any breach of or failure to perform any covenants or obligations of Seller made under this Agreement or any certificate or document delivered hereunder; and (iii) all Excluded Liabilities.

(b)Indemnification by Buyer. From and after the Closing, Buyer shall indemnify, defend and hold harmless Seller and its Affiliates, and its and their respective directors, officers, employees, agents, Representatives, successors and assigns (each, a “Seller Indemnified Party”) from and against any and all Losses, whether or not arising from, relating to or otherwise in connection with a Third Party Claim, which any Seller Indemnified Party may suffer, incur, sustain or become subject to, to the extent arising from, relating to or otherwise in connection with (i) any breach of or inaccuracy in any representations and warranties of Buyer made under this Agreement or any certificate or document delivered hereunder; and (ii) any breach of or failure to perform any covenants or obligations of Buyer made under this Agreement or any certificate or document delivered hereunder.

8.2Notice of Loss; Third Party Claims.

(a)(a) A claim for indemnification for any matter not involving a Third Party Claim may be asserted by written notice to the Party from whom indemnification is sought. Such notice shall be made, or caused to be made, promptly by the Indemnified Party and shall include the facts constituting the basis for such claim for indemnification, the Sections of this Agreement upon which such claim for indemnification is then based and an estimate, if possible, of the amount of Losses suffered or reasonably expected to be suffered by the Indemnified Party; provided, that the failure to give such notification or any deficiency in such notification will not relieve such Indemnifying Party from any obligation under this Article 8, except (i) to the extent such failure to give such notification or any deficiency in such notification actually and materially prejudices such Indemnifying Party or (ii) as provided in Section 8.3.

(b)In the event of any instituted or asserted Third Party Claim against an Indemnified Party, the Indemnified Party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by the provisions of Section 8.1(a) or Section 8.1(b), as applicable, to be forwarded to the Indemnifying Party. The failure to give such notification or any deficiency in such notification will not relieve such Indemnifying Party from any obligation under this Article 8, except (i) to the extent such failure to give such notification or any deficiency in such notification actually and materially prejudices such Indemnifying Party or (ii) as provided in Section 8.3. The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel reasonably acceptable to the Indemnified Party and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified by it hereunder, subject to the provisions below; provided, however, that the Indemnifying Party may not assume control of defense to a Third Party Claim (i) unless it provides written notice within twenty (20) Business Days after the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Party that the Indemnifying Party elects to assume the defense and that the Indemnifying Party will be liable to indemnify the Indemnified Party with respect to all Losses relating to such Third Party Claim, (ii) in which equitable relief other than monetary damages is sought, (iii) if such Third Party Claim is brought by a Governmental Entity or is otherwise related to or arises in connection with any FDA, tax or criminal or regulatory enforcement matter, (iv) if the Indemnified Party has been advised in writing by outside counsel that a legal conflict exists between the Indemnified Party and the Indemnifying Party in connection with conducting the defense of the Third Party Claim, or (v) the Indemnifying Party fails to diligently and in good faith conduct the defense of the Third Party Claim.

(c)If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified by it hereunder, it shall within thirty (30) days (or sooner, if the nature of the Third Party Claim so requires) notify the Indemnified Party of its intent to do so. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder, or is not permitted to assume the defense of a Third Party Claim pursuant to the proviso to the third sentence of Section 8.2(b), the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third Party Claim, subject to the provisions below. If the Indemnifying Party shall assume the defense of any Third Party Claim pursuant to the terms of this Agreement, the Indemnified Party may participate, at its own expense, in the defense of such Third Party Claim. The Parties agree to reasonably cooperate with each other in connection with the defense, negotiation or settlement of any such Third Party Claim. Notwithstanding anything in this Section 8.2 to the contrary, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless (1) the claimant provides to the Indemnified Party a full and unqualified release of the Indemnified Parties and their respective Affiliates and Representatives from all liability in respect of such Third Party Claim, (2) such settlement does not involve any injunctive relief binding upon the Indemnified Party or any of its Affiliates or Representatives, (3) such settlement does not create an Encumbrance upon any of the assets of any Indemnified Party or impose any restriction or condition that would apply to or materially affect any Indemnified Party or the conduct of any Indemnified Party’s business, and (4) such settlement does not involve any admission of liability or wrongdoing by any Indemnified Party or any of its Affiliates or Representatives.

(d)In the event that the Indemnified Party conducts the defense of the Third Party Claim pursuant to this Section 8.2, the Indemnifying Party will (i) advance the Indemnified Party promptly and periodically for the reasonable costs of defending against the Third Party Claim (including reasonable attorneys’ and experts’ fees and expenses) and (ii) remain responsible for any and all other Losses that the Indemnified Party may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Article 8.

8.3Survival. The representations and warranties of Seller and Buyer under this Agreement, and liability for the breach thereof, shall survive the Closing Date and shall remain in full force and effect for a period of eighteen (18) months following the Closing Date; provided, however, that all covenants, and the Fundamental Representations shall survive the Closing Date and shall remain in full force and effect for a period of six (6) years following the Closing Date. No claim for breach of any representation, warranty, covenant or agreement may be brought after expiration of the survival periods set forth in this Section 8.3. Notwithstanding the foregoing, if written notice of a claim has been given in the manner required by Section 8.2 prior to the expiration of the applicable survival period by the Party seeking indemnification for such claim, then the relevant covenants, representations and warranties of the other Party shall survive as to such claim until such claim has been finally resolved pursuant to this Article 8.

8.4Additional Indemnification Matters. The right of indemnification provided under this Article 8 shall not be affected by any knowledge acquired (or capable of being acquired) at any time, whether before or after the Effective Date, with respect to the accuracy or inaccuracy of, or compliance or noncompliance with, any representation, warranty, covenant or agreement contained herein. If, following the Closing, the Priority Review Voucher is terminated, revoked or cancelled by FDA as a result of the failure by Seller and its Affiliates to comply with the requirements set forth in Section 5.9, Seller shall indemnify Buyer for Losses in an amount equal to the Purchase Price paid by Buyer. Amounts paid pursuant to this Section 8.4 shall be deemed indemnifiable Losses for purposes of Section 8.6.

8.5Adjustments. Any amount paid under this Article 8 shall be treated as an adjustment to the Purchase Price for all Tax purposes unless otherwise required by applicable Law.

8.6Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement, the maximum aggregate amount of indemnifiable Losses that may be recovered from (a) Seller by Buyer Indemnified Parties pursuant to Section 8.1(a) shall equal the Purchase Price and (b) Buyer by Seller Indemnified Parties pursuant to Section 8.1(b) shall equal the Purchase Price. Notwithstanding anything to the contrary set forth herein, except to the extent actually awarded against an Indemnified Party pursuant to a Judgment with respect to (i) a Third Party Claim, or (ii) a claim for fraud, no Party hereto shall have any liability under any provision of this Agreement (including this Article VIII) for any punitive, incidental, special or indirect damages or damages for or otherwise based on business interruption, diminution of value, loss of future revenue, profits or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.

8.7Exclusivity. From and after the Closing, this ARTICLE 8 will provide the exclusive remedy against either Party for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement and/or the transactions contemplated hereby, except nothing in this Agreement will prevent or otherwise limit either Party from seeking or obtaining injunctive or other equitable relief for any breach of any covenant or agreement set forth herein or making any claim in the event of fraud. The Parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on Buyer’s remedies with respect to this Agreement and the transactions contemplated hereby, were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to Seller hereunder.

Article 9
GENERAL PROVISIONS

9.1Notice Requirements. Any notice, request, demand, waiver, consent, approval, or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if (a) delivered by hand, or (b) sent by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in this Section 9.1 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 9.1. Such notice shall be deemed to have been given as of the date delivered by hand or on the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. Any notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter.

If to Buyer, to:
AbbVie Inc.
1 North Waukegan Road North
Chicago, IL 60064
Attention: Vice Chairman, External Affairs, Chief Legal Officer and Corporate Secretary
Facsimile: 1-847- 935-3294
with a copy (which shall not constitute notice) to:
Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199
Attention: Patrick O’Brien
Facsimile: 617-235-0392
If to Seller, to:
Eiger BioPharmaceuticals, Inc.
2155 Park Blvd
Palo Alto, CA 94306
Attention: General Counsel
Email: legal@eigerbio.com
with a copy (which shall not constitute notice) to:
Covington & Burling LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018
Attention: Stephen A. Infante
Facsimile: 646-441-9039

9.2Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including,” “include,” or “includes” as used herein shall mean “including, but not limited to,” and shall not limit the generality of any description preceding such term. The words “will” and “shall” have the same meaning. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

9.3References. Unless otherwise specified, (a) references in this Agreement to any Article, Section, Schedule or Exhibit shall mean references to such Article, Section, Schedule or Exhibit of this Agreement, (b) references in any Section to any clause are references to such clause of such Section, and (c) references to any agreement, instrument, or other document in this Agreement refer to such agreement, instrument, or other document as originally executed or, if subsequently amended, replaced, or supplemented from time to time, as so amended, replaced, or supplemented and in effect at the relevant time of reference thereto.

9.4Entire Agreement; Amendments. This Agreement, the documents, Exhibits and Schedules referred to herein, and the Mutual Confidential Disclosure Agreement sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises, and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement. No amendment, modification, release, or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

9.5Assignment. Without the prior written consent of the other Party neither Party shall sell, transfer, assign, delegate, pledge, or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, that (a) either Party may make such an assignment without the other Party’s consent to any of its Affiliates, and (b) Buyer may make such an assignment, in whole or in part, without Seller’s consent, to any Affiliate, purchaser, transferee, or assignee of the Purchased Assets. With respect to any permitted assignment, the assigning Party shall remain responsible for the performance by such permitted assignee of the assigning Party’s duties and obligations hereunder. Any attempted assignment or delegation in violation of this Section 9.5 shall be void and of no effect. All validly assigned and delegated rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of Buyer or Seller, as the case may be. For the avoidance of doubt, no assignment made pursuant to this Section 9.5 shall relieve the assigning Party of any of its obligations under this Agreement.

9.6Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable; (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this

Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or  unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by applicable Law, each Party hereby waives any provision of Law that would render any provision hereof illegal, invalid, or unenforceable in any respect.

9.7Governing Law. This Agreement or the performance, enforcement, breach or termination hereof shall be interpreted, governed by and construed in accordance with the laws of the State of New York, United States (“New York”), excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

9.8Submission to Jurisdiction.

Each Party irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by such Party or its successors or assigns shall be brought and determined in any New York state or federal court, and each Party hereby irrevocably (a) submits to the exclusive jurisdiction of the aforesaid courts with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby and (b) agrees that service of any court paper may be made in the manner provided for in Section 9.1 or such other as may be provided under applicable Laws or court rules governing service of process

. Each Party agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

9.9WAIVER OF JURY TRIAL. EACH PARTY, TO THE EXTENT PERMITTED BY LAW, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS IT CONTEMPLATES. THIS WAIVER APPLIES TO ANY ACTION OR LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.

9.10Waiver and Non-Exclusion of Remedies.

(a)Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise, and nothing in this Agreement shall be deemed a waiver by any Party of any right to specific performance or injunctive relief. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by applicable Law or otherwise available except as expressly set forth herein.

(b)The Parties agree that irreparable harm would occur in the event that the Closing is not consummated in accordance with the terms of this Agreement, and that money damages or other legal remedies would not be an adequate remedy for any such harm. Accordingly, the Parties acknowledge and hereby covenant and agree that in the event of any breach or threatened breach of the covenants, agreements or obligations set forth in this Agreement, then in addition to any other remedy available at law or in equity, the non-breaching Party will be entitled to seek an injunction or injunctions to prevent or restrain any breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to enforce compliance with the covenants, agreements and obligations under this Agreement. Each Party hereby covenants and agrees not to raise, and irrevocably waives, any objections to the availability of such relief that a remedy at law would be adequate and that a bond or other security will be required.

9.11No Benefit to Third Parties. Except as provided in Article 8, the covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.

9.12Counterparts; Facsimile Execution. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. This Agreement may be executed by facsimile or electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of Buyer and Seller has caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

ABBVIE, INC.
By:	/s/ Henry Gosebrud
Name:	Henry Gosebrud
Title:	EVP, Chief Strategy Officer

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, each of Buyer and Seller has caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

EIGER BIOPHARMACEUTICALS, INC.
By:	/s/ Sriram Ryali
Name:	Sriram Ryali
Title:	CFO

[Signature Page to Asset Purchase Agreement]

Omitted Attachments

Exhibits to Asset Purchase Agreement

Exhibit A	Approval Letter
Exhibit B	Lender Consent
Exhibit C	PRF Consent
Exhibit 2.4(b)	Form of Seller Cover Letter
Exhibit 2.5(a)	Form of Bill of Sale
Exhibit 2.5(b)	Form of Seller PRV Transfer Letter
Exhibit 2.5(c)	Form of Seller Closing Certificate
Exhibit 2.5(d)	Form of Seller Secretary’s Certificate
Exhibit 2.6(c)	Form of Buyer PRV Transfer Letter
Exhibit 2.6(d)	Form of Buyer Closing Certificate
Exhibit 5.6	Form of Public Announcement

Pursuant to Item 601(a)(5) of Regulation S-K, the registrant hereby undertakes to furnish supplementally a copy of any of the above-listed attachments to the Commission upon request.